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MOTO PHOTO, INC. AND SUBSIDIARIES
EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

                             Three Months Three Months Nine Months Nine Months
                                 Ended       Ended        Ended       Ended
                               30-Sep-97   30-Sep-96    30-Sep-97   30-Sep-96

PRIMARY
Average shares outstanding     7,795,514    7,785,973    7,791,772   7,785,973
Net effect of dilutive common
equivalents --
   based on the treasury stock
method using
   average market price            (B)         (B)           (B)          (B)

TOTAL                          7,795,514    7,785,973    7,791,772    7,785,973



Net income  (loss)           $   697,048   $  653,286  $ 1,098,705  $   668,119
Less preferred stock             (70,454)     (72,154)    (212,888)    (217,477)
dividend requirements

Net income (loss)            $   626,594   $  581,132  $   885,817  $    450,642
applicable to common stock



Per share amount             $      0.08  $      0.07 $       0.11 $       0.06



FULLY DILUTED
Average shares outstanding     7,795,514    7,785,973    7,791,772    7,785,973
Net effect of dilutive common
   stock equivalents -- based
on the treasury
   stock method using the
   quarter-end market
   price, if higher than          (B)          (B)           (B)          (B)
average market price
Assumed conversion of
   Series G convertible        5,806,999    6,093,723    6,005,032    7,214,323
   preferreed Shares
TOTAL                         13,602,513   13,879,696   13,796,804   15,000,296




Net income (loss)            $   697,048  $   653,286  $ 1,098,705  $   668,119
Pref Series G previously         919,932    1,183,530      919,932    1,183,530
  accreted dividends

Fully Diluted Net income     $ 1,616,980  $ 1,836,816  $ 2,018,637  $ 1,851,649
  (loss)


Per share amount             $      0.12  $      0.13  $      0.15  $      0.12



(A) The effects of conversion of common stock equivalents to common stock are antidilutive to the earnings per share calculation.

(B) Less than 3%



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